                                                                    EXHIBIT 2.13



                            STOCK PURCHASE AGREEMENT

                             RELATING TO ALL OF THE

                              OUTSTANDING STOCK OF

                       PERIPHERAL COMPUTER SUPPORT, INC.

                               TABLE OF CONTENTS

1. Sale of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

2. Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

3. Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

4. Purchase Price for Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .     2

5. Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . .     3
   (a) Ownership and Delivery of the Shares and Execution and Effect of Agreement     3
   (b) Organization; Good Standing; Authority . . . . . . . . . . . . . . . . . .     4
   (c) Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
   (d) Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
   (e) Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
   (f) No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
   (g) Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . .     5
   (h) Title to Properties; Absence of Encumbrances . . . . . . . . . . . . . . .     5
   (i) Real and Personal Property . . . . . . . . . . . . . . . . . . . . . . . .     6
   (j) Patents, Trademarks and Copyrights . . . . . . . . . . . . . . . . . . . .     6
   (k) Contracts, Leases and Commitments  . . . . . . . . . . . . . . . . . . . .     6
   (l) Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
   (m) Accounts Receivable; Accounts Payable  . . . . . . . . . . . . . . . . . .     7
   (n) Permits; Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . .     7
   (o) Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
   (p) Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .     8
   (q) Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
   (r) Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
   (s) Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .    11
   (t) Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
   (u) Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . .    12
   (v) Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
   (w) Illegal Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
   (x) Officers and Directors; Bank Accounts, etc.  . . . . . . . . . . . . . . .    13
   (y) Expenses Related to this Agreement . . . . . . . . . . . . . . . . . . . .    13
   (z) Accuracy of Documents and Information  . . . . . . . . . . . . . . . . . .    13

6. Representations and Warranties of Purchaser  . . . . . . . . . . . . . . . . .    13
   (a) Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . .    13
   (b) Execution and Effect of Agreement  . . . . . . . . . . . . . . . . . . . .    14
   (c) Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

 7. Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
    (a) Access by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
    (b) Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
    (c) Supplements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
    (d) Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

 8. Covenants of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    (a) Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .    16
    (b) Best Efforts to Close  . . . . . . . . . . . . . . . . . . . . . . . . . .    16

 9. Conditions Precedent to Obligations of Purchaser . . . . . . . . . . . . . . .    16
    (a) Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .    16
    (b) Performance of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    (c) Delivery of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
    (d) Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    (e) Opinion of Counsel to Seller . . . . . . . . . . . . . . . . . . . . . . .    17
    (f) Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    (g) Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    (h) Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    (i) Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    (j) Release of Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
    (k) No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . .    17
    (l) Intercompany Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . .    17
    (m) No Payments to Affiliates. . . . . . . . . . . . . . . . . . . . . . . . .    18
    (n) Tax Allocation Agreement.  . . . . . . . . . . . . . . . . . . . . . . . .    18
    (o) HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

10. Conditions Precedent to Obligations of Seller  . . . . . . . . . . . . . . . .    18
    (a) Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .    18
    (b) Performance by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . .    18
    (c) Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    (d) Opinion of Counsel to Purchaser  . . . . . . . . . . . . . . . . . . . . .    18
    (e) Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    (f) Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
    (g) Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    (h) Tax Allocation Agreement . . . . . . . . . . . . . . . . . . . . . . . . .    19
    (i) Lender Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    (j) HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    (k) Payment of Permitted Intercompany Transactions . . . . . . . . . . . . . .    19

11. Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    (a) Deliveries of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
    (b) Deliveries of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . .    20
    (c) Deliveries to the Escrow Agent . . . . . . . . . . . . . . . . . . . . . .    20

12. Restrictive Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

13. Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

14. Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . .    20

15. Indemnification by Purchaser  . . . . . . . . . . . . . . . . . . . . . . .    21

16. Further Provisions Regarding Indemnification  . . . . . . . . . . . . . . .    21
    (a) Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    (b) Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    (c) Defense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    (d) Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
    (e) Calculation of Damages  . . . . . . . . . . . . . . . . . . . . . . . .    22
    (f) Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

17. Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

18. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

19. Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

20. Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

21. Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

22. Other Discussions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

23. Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

24. Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

25. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

26. Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

27. Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

28. Other Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    (a) Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
    (b) Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

                        INDEX OF SCHEDULES AND EXHIBITS

Schedules

5(a) - Ownership and Delivery of the Shares
5(c) - Capitalization
5(e) - Liabilities
5(g) - Customers and Suppliers
5(h) - Encumbered Properties and Assets
5(i) - Real and Personal Property
5(j) - Patents, Trademarks and Copyrights
5(k) - Material Contracts, Leases and Commitments
5(l) - Inventory
5(m) - Accounts Receivable/Accounts Payable
5(n) - Governmental Licenses, Permits and Authorizations
5(o) - Employees
5(p) - Employee Benefit Plans
5(q) - Insurance
5(r) - Litigation
5(s) - Environmental Matters
5(t) - Restrictions
5(u) - Transactions with Affiliates
5(x) - Officers and Directors; Bank Accounts
7(d) - Employment


Exhibits

A -  Draft Audited Financials
B -  Escrow Agreement
C -  Tax Allocation Agreement
D -  BPH Opinion

          STOCK PURCHASE AGREEMENT dated March 28, 1997, among PCS ACQUISITION CO., INC., a Delaware corporation ("Purchaser"), THE CERPLEX GROUP, INC., a Delaware corporation ("Seller") and Lincolnshire Equity Partners, L.P., a Delaware limited partnership ("Lincolnshire").

          Peripheral Computer Support, Inc., a California corporation (the "Company"), is engaged in the business of repairing, refurbishing and remarketing hard disk and CD-ROM drives, as well as other storage devices for the personal computer industry.

          Seller wishes to sell all of the shares (the "Shares") of common stock of the Company ("Common Stock"), and Purchaser wishes to purchase the Shares, for the purchase price and upon the terms and subject to the conditions described below.

          Lincolnshire agrees to guarantee all of Purchaser's obligations hereunder up to and through the Closing, and at the time the Closing is consummated Lincolnshire's obligations hereunder shall terminate. Notwithstanding anything contained in this Agreement to the contrary, Lincolnshire's maximum liability under this Agreement shall be TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00).

          The parties hereby agree as follows:

          1. Sale of Shares. At the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares.

          2.   Closing.

          (a) The Closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Brobeck, Phleger & Harrison LLP, 4675 MacArthur Court, Suite 1000, Newport Beach, California, at 11:00 A.M., Pacific Standard Time, on the first (second if Lincolnshire does not have notice of the fulfillment of the HSR Condition prior to noon Central Standard Time on the date such condition is fulfilled) business day following fulfillment of the HSR Condition (as defined in Section 9) (the "Closing Date"); provided, however, if the HSR Condition is fulfilled prior to April 10, 1997, the Closing shall be delayed until April 11, 1997 if Lincolnshire shall have not received the cash required to close under the funding referenced in
Section 8(b) prior to such date. The obligation to close on the Closing Date shall be subject to the fulfillment of the conditions set forth in Sections 9 and 10.

          (b)  This Agreement may be terminated at any time prior to the
Closing: (i) by a written agreement among all the parties hereto; (ii) by Purchaser, if any condition specified in Section 9 shall not have been fulfilled by Seller or waived in writing by Purchaser on or before the Closing Date; or (iii) by Seller, if any condition specified in Section 10 shall not have been fulfilled by Purchaser or waived in writing by Seller on or before the Closing Date; or (iv) by Purchaser pursuant to Section 7(c), clause (y). Notwithstanding the foregoing, however, either Purchaser or Seller shall have the right to terminate this Agreement (i) after 8:00 p.m., EST, on April 2, 1997 if Purchaser has not notified Seller in writing that it has satisfied the condition set forth in
Section 9(i) hereof or waived it in writing prior to such time; and (ii) after 8:00 p.m. EST on April 4, 1997 if Purchaser has not notified Seller in writing that it has satisfied the condition set forth in Section 9(d) hereof or waived it in writing prior to such time, in either case without liability to Purchaser, Lincolnshire and Seller (and any of their affiliates) under this Agreement. Purchaser's and Seller's right to effect such termination pursuant to the preceding sentence may be exercised by delivering written notice on or prior to the fifth day following the applicable date specified above.

          3.   Financial Statements.

          (a) Seller has delivered to Purchaser (i) a draft dated March 27, 1997 of an audited balance sheet of the Company as at December 31, 1996 ("Draft Audited Balance Sheet"), and (ii) a draft dated March 27, 1997 of audited statements of income, stockholders' equity and cash flows of the Company for the fiscal year ended December 31, 1996 (collectively, the "Draft Audited Financials"), all of which are attached hereto as Exhibit A.

          (b) At least five business days prior to the Closing, Seller will deliver to Purchaser an audited balance sheet of the Company as at December 31, 1996 ("Audited Balance Sheet") and audited statements of income, stockholders' equity and cash flows of the Company for the fiscal year ended December 31, 1996 (collectively, the "Audited Financials"), accompanied by the unqualified reports thereon of KPMG/Peat Marwick ("KPMG").

          (c) After the date hereof, Seller, the Company and KPMG shall give Purchaser and its officers, directors, accountants, representatives, advisers and employees, including those of its affiliates, free and full access during normal business hours to the Company's assets, premises and books and records, including the audit work papers of KPMG, and such other information as Purchaser or its officers, directors, accountants and employees, including those of its affiliates, may from time to time reasonably request, relating to the Draft Audited Balance Sheet, Draft Audited Financials, Audited Balance Sheet and Audited Financials.

          4.   Purchase Price for Shares.

          (a) In full consideration for the Shares, Purchaser shall pay to Seller an aggregate purchase price (the "Purchase Price") equal to FIFTEEN MILLION DOLLARS ($15,000,000). Purchaser may elect to reduce the purchase price by FIVE HUNDRED THOUSAND DOLLARS ($500,0000) provided Purchaser delivers to Seller at Closing a release executed by Tu Nguyen of Seller's obligation to pay the $500,000 earn out payment payable to Tu Nguyen under the original acquisition agreement pursuant to which Seller acquired the Company from Tu Nguyen. The Purchase Price shall be payable as follows:

               (i) An amount equal to FOURTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($14,500,000) (subject to reduction of $500,000 if Purchaser delivers to Seller the Nguyen release as contemplated in (a) above) at the Closing, by delivery to Seller by wire transfer to an account specified by Seller no less than one business day prior to the Closing.

               (ii) An amount (the "Escrowed Amount") equal to FIVE HUNDRED THOUSAND DOLLARS ($500,000) at the Closing, by delivery, to a mutually agreed upon entity as escrow agent (the "Escrow Agent"), pursuant to an escrow agreement in the form attached hereto as Exhibit B ("Escrow Agreement"), of a certified or official bank check or wire transfer.

               (iii) If the Company is required in connection with obtaining a consent from the Landlord of the Company's principal headquarters at 2219 Old Oakland Road, San Jose, California to incur any expense or is obligated to increase a security deposit, then at the Closing Seller will authorize the use of up to $150,000 of funds otherwise due to be placed in Escrow to be used for such purpose for a one year period, following which one year period the amount so applied, with interest at the rate specified in the Escrow Agreement, shall be returned by Purchaser to the Escrow Agent for use in accordance with such Escrow Agreement or to Seller if no claims are outstanding under the Escrow Agreement. The form of Escrow Agreement shall be revised, to the extent necessary, to reflect the above agreement.

          5. Representations and Warranties of Seller. Seller represents, warrants and agrees as set forth below. All references to "Seller's Knowledge" shall mean solely to the knowledge of Seller's Chief Executive Officer, President, Chief Financial Officer, President of International Business and President of North American Operations. All references to "Nguyen's Knowledge" shall mean solely to the knowledge of Tu Nguyen.

          (a) Ownership and Delivery of the Shares and Execution and Effect of Agreement. Seller is the record and beneficial owner of all of the Shares.
The Shares constitute all of the issued and outstanding shares of capital stock of the Company, and, except as set forth on Schedule 5(a), are free and clear of any and all liens, pledges, security interests, options, encumbrances, charges, agreements or claims of any kind whatsoever ("claims"). Seller has the full right, power and authority to enter into and to perform this Agreement, the Tax Allocation Agreement between Purchaser and Seller and attached hereto as Exhibit C (the "Tax Allocation Agreement"), the Escrow Agreement and all other agreements, certificates and documents executed or delivered, or to be executed or delivered, by Seller in connection herewith (collectively, with this Agreement, "Seller's Documents"). On the Closing Date, Seller will have the full right, power and authority to sell, assign, transfer and deliver all of the Shares as provided in this Agreement, and such delivery will convey to Purchaser lawful, valid and marketable title to the Shares, free and clear of any and all liens, claims and encumbrances. This Agreement has been duly authorized, executed and delivered by Seller, and Seller's Documents are (or when executed and delivered will be) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent enforceability may be limited by equitable principles or by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights.

          (b) Organization; Good Standing; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full power and authority to own and lease its assets and properties and to conduct its business as it is presently being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the conduct of its business or the ownership or leasing of its assets requires such qualification. The copies of the Company's Articles of Incorporation, as amended (certified by the Secretary of State of the State of California), and By-Laws (certified by the Secretary of the Company) which have been previously delivered to Purchaser are correct and complete.

          (c) Capitalization. The authorized capital stock of the Company consists solely of 1,000,000 shares of common stock, of which 235,866 shares are issued and outstanding. All of the outstanding shares of common stock of the Company are duly authorized, validly issued and outstanding, fully paid and nonassessable and, except for such shares, there are no outstanding shares of capital stock or other securities of the Company. There is no existing option, warrant, call, commitment or other agreement requiring the issuance or sale of any additional shares of stock or other securities of the Company and no shares of stock or other securities of the Company are reserved for issuance for any purpose. Except as set forth on Schedule 5(c), there are no agreements, commitments or restrictions relating to ownership, pledges, voting or transfer of any shares of stock or other securities of the Company. The Company has no subsidiaries and has no equity interest in any corporation, partnership, joint venture or other entity. The Company has conducted its business only through the Company and Peripheral Computer Support GmbH, a German corporation and former subsidiary of the Company.

          (d) Financial Statements. Seller previously has delivered to Purchaser the Draft Audited Balance Sheet, the Draft Audited Financials, and monthly reports of the Company for the months of January and February, 1997. Each of the Draft Audited Financials and Draft Audited Balance Sheet have been, and each of the Audited Financials and the Audited Balance Sheet will be, prepared in accordance with the Company's books and records, present or will present fairly the financial position and results of operations of the Company as at the dates and for the fiscal year indicated and, in the case of the Draft Audited Financials and the Draft Audited Balance Sheet have been, and in the case of the Audited Financials and Audited Balance Sheet will be, prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The monthly reports for the months of January and February 1997 have been prepared in accordance with the Company's books and records.

          (e) Liabilities. There are no material liabilities or contingencies of the Company (whether accrued, unmatured, contingent or otherwise, and whether due or to become due), except (i) as set forth or adequately reserved against on the face of the Draft Audited Balance Sheet or the Audited Balance Sheet or the footnotes thereto; (ii) as expressly referred to in Schedule 5(e) hereto; and (iii) trade payables and other current liabilities (other than funded indebtedness, monetary guaranties and liabilities under contracts involving the receipt or expenditure of more than $25,000) incurred since December 31, 1996 in the ordinary course of business and which are not, individually or in the aggregate, material and adverse. On the Closing Date and assuming fulfillment of the condition set forth in Section 10(k), there will be no liabilities or indebtedness or contingencies of the Company whatsoever (whether accrued, unmatured, contingent or otherwise and whether due or to become due) to Seller, Cerplex S.A.S. or any of their affiliates. Other than as provided above, to Seller's Knowledge there is no basis for the assertion against the Company of any other material liability or loss contingency.

          (f) No Adverse Change. Since December 31, 1996, the Company has operated its business only in the ordinary course of business as theretofore conducted, and there has been no: (i) material adverse change in the business, properties, assets, liabilities, commitments, earnings, financial condition or prospects of the Company or, taking the Company's revenues and expenses as a whole, the Company's gross profit margins; (ii) property damage or destruction resulting in a loss or cost to the Company of more than $10,000 in the aggregate, whether or not covered by insurance; or (iii) act or omission which, if taken or omitted after the date of this Agreement and before the Closing would violate Section 7(b) below. Since December 31, 1996, there has been no material adverse change in the ratio and composition of current assets to current liabilities from that set forth in the Draft Audited Balance Sheet.

          (g) Customers and Suppliers. Schedule 5(g) hereto contains a list of the Company's ten largest customers and suppliers (measured by dollar volume of purchases and sales, as applicable) and the dollar amount and percentage of the Company's business which each such customer or supplier represented during the fiscal year ending December 31, 1996. Except as disclosed on Schedule 5(g), to Seller's Knowledge, the Company is engaged in no material disputes with such customers or suppliers, and no such customer or supplier has informed Seller or the Company of any intention to terminate business or change the manner in which it is presently doing business with the Company. To Seller's Knowledge, no customer or supplier listed on Schedule 5(g) is considering termination, non-renewal or any adverse modification of its arrangements with the Company, and, except for the consents set forth on Schedule 5(t), to Seller's Knowledge the transactions contemplated by this Agreement will not have a material adverse effect on the Company's relationship with any of such suppliers or customers.

          (h) Title to Properties; Absence of Encumbrances. The Company has good and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind used in the operation of the Company and its subsidiaries (whether real, personal or mixed, tangible or intangible) (collectively, the "Assets") including, without limitation (i) cash, accounts receivable, inventory, equipment, office furniture and furnishings, trade names, trademarks and patents, all operating contracts, agreements, licenses and leases; (ii) all properties and assets that are shown on the Audited Balance Sheet or the Draft Audited Balance Sheet (except for assets sold in the ordinary course of business since December 31, 1996) and (iii) properties and assets that are shown on any schedule hereto, in each case free and clear of any and all liens, mortgages, pledges, security interests, prior assignments, claims and encumbrances of any kind whatsoever, except as may be set forth in Schedule 5(h) hereto and except for other immaterial liens, claims or encumbrances incurred in the ordinary course of business which would not impair in any respect the Company's use or operation of its properties and Assets in the ordinary course of business. All Assets, properties and rights relating to the Company's business are held by, and all material agreements, obligations and transactions relating to the Company's business have been entered into, incurred and conducted by, the Company rather than Seller or any of its affiliates.

          (i) Real and Personal Property. The Company owns no real property, building or other like structures. Schedule 5(i) hereto contains a complete and correct list of all real property (including buildings and structures) leased by the Company. All such real property, buildings and structures, and the equipment therein, and the operations and maintenance thereof, comply with any applicable agreements and restrictive covenants and conform to all applicable legal requirements (as defined in Section 5(t) below) affecting the use or enjoyment of the real property leased by the Company, including those relating to the environment, health and safety, land use and zoning. All work required to be done by the Company as tenant has been duly performed. To Seller's Knowledge, Seller and the Company have received no notice of any condemnation or other proceeding, pending or threatened, which would affect the use of any such property by the Company. Schedule 5(i) hereto contains a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned or leased by the Company and all interests therein as of the date specified on such schedule. The Company's equipment and other assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear.

          (j) Patents, Trademarks and Copyrights. The Company has no registered trademarks, tradenames or service marks and, to Seller's Knowledge, has no pending applications or registrations with respect to the foregoing. The Company uses "Peripheral Computer Support," "PCS" and the Company's logo (collectively, the "Trademarks") as tradenames and for trademarks and/or service marks. Seller may have common law rights to the Trademarks. To Seller's Knowledge, the Company has not received notice from any third party that the use of the Trademarks by the Company infringes the rights of third parties. While the Company believes that its processes, pricing, business plans and other confidential information are important to its business and may be deemed to be trade secrets, the Company has no patents, copyrights or other intellectual property that it deems proprietary, and no such rights of third parties are used in the Company's business except for standard third party noncustom software (e.g., Windows 95, etc.) which the Seller believes the Company has adequate rights to use. To Seller's Knowledge, the Company is not infringing, or otherwise unlawfully using, patents, copyrights or other intellectual property rights of third parties. The Company is using no other trademarks or trade names other than the Trademarks and Seller's name in its business.

          (k) Contracts, Leases and Commitments. Seller has furnished to Purchaser true copies of the contracts, leases and commitments listed in
Schedule 5(k) hereto, including summaries of the terms of any unwritten commitments. To Seller's Knowledge and to Nguyen's Knowledge (other than with respect to any leases), except as set forth in that Schedule: (1) the Company and the other parties thereto have complied in all material respects with such contracts, leases and commitments, all of which are valid and enforceable;

(2) such contracts, leases and commitments are in full force and effect and there exists no event or condition which with or without notice or lapse of time would be a default thereunder, give rise to a right to accelerate or terminate any provision thereof or give rise to any lien, claim, encumbrance or restriction on any of the Assets of the Company; and (3) all of such contracts, leases and commitments have been entered into on an arm's-length basis. To Seller's Knowledge and to Nguyen's Knowledge (other than with respect to any leases), the Company is not a party, nor are any of its Assets or business subject, to any contract, open purchase order, lease or commitment not listed in such Schedule (including without limitation purchase or sales commitments, license agreements, financing or security agreements or guaranties, repurchase agreements, agency agreements, manufacturers representative agreements, commission agreements, employment or collective bargaining agreements, pension, bonus or profit-sharing agreements, group insurance, medical or other fringe benefit plans, and leases of real or personal property), other than (i) contracts terminable without penalty on not more than 30 days' notice that do not involve, individually or in the aggregate, the receipt or expenditure of more than $50,000 in any one year, and (ii) immaterial contracts for leases and standard services which do not, individually, require payments of more than $2,000 per month or, in the aggregate, require payments in the aggregate exceeding $50,000 per year. If any of the contracts listed in Schedule 5(k) should provide for expiration or be subject to termination before the Closing, Seller after consultation with Purchaser shall cause the Company to use all reasonable efforts to extend such contracts on reasonable terms in accordance with the Company's past practice.

          (l) Inventory. Schedule 5(l) hereto contains a list of the Company's inventory as at December 31, 1996, setting forth a brief description of each item by category and quantity, and by unit and aggregate values.
Except for inventory that has been adequately reserved against on the Company's Draft Audited Financial Statements or spare parts which are used by the Company in the normal course of its business, the Company's inventory is in good and marketable condition and is saleable in the normal course of the Company's business. Each item of the Company's inventory will be carried on the Audited Balance Sheet, and is carried on the Draft Audited Balance Sheet, at the lower of cost or market, with cost determined on a first-in, first-out basis in accordance with United States generally accepted accounting principles. Inventory conforming to this representation and warranty shall be deemed "Eligible Inventory."

          (m) Accounts Receivable; Accounts Payable. Schedule 5(m) hereto is an accurate aged list of the Company's accounts receivable as at December 31, 1996. Except as set forth on Schedule 5(m) hereto, the Company's accounts receivable arose in the ordinary course of business for goods or services delivered or rendered, constitute only valid, undisputed claims, and are not subject to counterclaims or setoffs. Except as set forth on Schedule 5(m) hereto, all of the Company's accounts payable arose in the ordinary course of business for goods or services delivered or rendered to the Company and all of the Company's material accounts payable have been paid in a reasonably timely manner and there has been no material change in the aging of payables since December 31, 1996.

          (n) Permits; Compliance with Laws. The Company holds the governmental licenses, permits and authorizations listed in Schedule 5(n) hereto which, except as set forth in that Schedule, are valid and unimpaired, will be unaffected by a transfer of all of the Shares of the Company to Purchaser, and constitute all of the licenses, permits and authorizations required for the ownership or occupancy of its properties and Assets and the operation of its business. The Company's business is and has been operated in compliance therewith in all material respects and all laws and regulations (federal, state, local and foreign) applicable to it, and all required reports and filings with governmental authorities have been properly made. The consummation of the transactions contemplated by this Agreement will not give rise to any liability of the Company for severance pay or termination pay. Except as set forth on Schedule 5(n), since June 29, 1995 and, to Seller's Knowledge, for the fourteen (14) months prior thereto, the Company has not entered into any agreement with, had any material dispute with, or been investigated by, any governmental authority or like third party.

          (o) Employees. Schedule 5(o) hereto contains a list of the names, office locations, compensation and dates of hire for all employees of the Company as at December 31, 1996 with compensation in excess of $50,000. Except as disclosed on Schedule 5(o) hereto, to Seller's Knowledge and to Nguyen's Knowledge, there have been no efforts within the last three years to attempt to organize the Company's employees, and no strike or labor dispute involving the Company has occurred during the last three years or, to Seller's Knowledge and to Nguyen's Knowledge, is threatened. Except as set forth on Schedule 5(o), the Company has complied in all material respects with applicable wage and hour, equal employment, safety and other legal requirements relating to its employees.

          (p) Employee Benefit Plans. Neither the Company nor any member of any controlled group (within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 414(b),
(c), (m) or (o) of the Code of which the Company was at any time a member (a "Controlled Group Member"), has ever maintained or presently maintains or has any obligation or liability with respect to any "employee benefit plan" subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor its predecessors or a Controlled Group Member has ever contributed to or otherwise participated in or has any obligation or liability with respect to or has been required to contribute to or otherwise participate in any "multiemployer plan", as defined in Section 4001(a)(3) of ERISA or any single employer pension plan (within the meaning of Section 400(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA. Schedule 5(p) contains a true and complete list of each employee benefit plan within the meaning of Section 3(3) of ERISA and any other pension, retirement, profit-sharing, deferred compensation, option, bonus, stock, welfare, medical, disability, insurance, severance, incentive or other benefit plan, whether written or oral, maintained by the Company or a Controlled Group Member, or to which the Company contributes, for any of the Company's employees or under which the Company has or could have any obligation or liability (each a "Plan" and, collectively, the "Plans"), setting forth the name of the Plans and the names and addresses of the trustees, and the basis of the Company's contributions. True and complete copies of each of the Plans and related trusts are available for review by Purchaser. There has also been furnished the three most recent actuarial report required to be prepared with respect to any of such Plans, the most recent Internal Revenue Service

("Service") determination letter, the most recent Summary Plan Description and the most recent Annual Report on Form 5500 series.

          The Company is not liable for and will not be liable for any liability of any other Controlled Group Member (including predecessors) with regard to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) including, without limitation, withdrawal liability. The Company, each Controlled Group Member, each Plan and each "plan sponsor" or "administrator" (within the meaning of Section 3(16) of ERISA) of each "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) has complied in all material respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

          With respect to each of the Plans on Schedule 5(p):

               (i)  with respect to each Plan intended to be qualified under
Section 401(a) of the Code, the Plan is so qualified, and a determination letter from the Service has been received to the effect that the Plan is qualified under Section 401(c) of the Code and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and Seller and the Company know of no event or circumstances which has occurred or will occur through the Closing Date (including without limitation the transactions contemplated by this Agreement) which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability;

               (ii) all contributions required by the Plan or by law with respect to all periods through the Closing Date shall have been made by such date (or provided for by the Company by adequate reserves on its financial statements) including, without limitation, the discretionary profit sharing contribution determined to be made by the Company's Board of Directors with respect to the plan year ending December 31, 1996;

               (iii) there are no violations of ERISA with respect to the filing of applicable reports, documents and notices regarding the Plan with the Secretary of Labor or Secretary of the Treasury or furnishing such documents to participants or beneficiaries, as the case may be which in the aggregate would give rise to a material liability;

               (iv) except as disclosed on Schedule 5(p), no material claim, lawsuit, arbitration or other material action has been threatened in writing, asserted or instituted against the Plan, any trustee or fiduciary thereof, Seller, the Company or any of the assets of any trust or the Plan, other than routine claims for benefits;

               (v) all amendments required to bring the Plan into conformity with any of the applicable provisions of ERISA and the Code have been duly adopted;

               (vi) any bonding required with respect to the Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect;

               (vii) the Plan has been maintained in all material respects in accordance with its terms and related documents and the terms and the provisions of all applicable laws, including without limitation, ERISA (and the rules and regulations thereunder);

               (viii) neither Seller, the Company, nor to the knowledge of Seller and the Company, any other party has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to the Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which could subject the Company, Seller or the Purchaser, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary of the Plan, to a material tax or penalty on prohibited transactions imposed by ERISA or the Code;

               (ix) Seller has not been notified of an audit of any Plan by the Service or the Department of Labor; and

               (x) the Company is not obligated to maintain, contribute to, or in any way provide for any post-employment benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

               (xi) No Plan is "Voluntary employees beneficiary association" within the meaning of Code Section 501(c)(9) or a "Welfare benefit" within the meaning of Section 419 of the Code.

          (q) Insurance. Schedule 5(q) hereto contains a complete and correct list of all policies of insurance of any kind or nature covering the Company, including without limitation policies of life, fire, theft, casualty, product liability, workmen's compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such policies (i) are with insurance companies reasonably believed by Seller to be financially sound and reputable and are in full force and effect; (ii) are sufficient for compliance with all requirements of law and of all applicable agreements; (iii) are valid, outstanding and enforceable policies; and (iv) provide adequate insurance coverage for the assets and operations of the Company for all risks normally insured against by persons carrying on the same business as the Company. All premiums payable with respect to such policies have been paid. Complete and correct copies of such policies have been furnished to Purchaser. Prior to the Closing, Seller shall cause the Company to maintain in full force and effect all such policies of insurance or comparable insurance coverage. Since December 31, 1993, the Company has not been denied any insurance coverage which it has requested or made any material reduction in the scope or change in the nature of its insurance coverage. The products liability and personal injury insurance maintained by the Company has been on a "claims made" basis during the two-year period prior to the Closing Date.

          (r) Litigation. Schedule 5(r) hereto contains a complete and correct list of all actions, suits, proceedings, claims or governmental investigations pending or, to Seller's Knowledge and to Nguyen's Knowledge, threatened against, the Company or any of its Assets, or, in connection with the Company's business, Seller or any of the Company's officers, directors or employees. Except as set forth on Schedule 5(r) hereto, neither the Company nor, in connection with the Company's business, Seller or any of the Company's officers, directors or employees, is subject or party to any judgment, order, or other direction of or stipulation with any court or other governmental authority or tribunal, or, to the Seller's Knowledge, in violation of any other legal requirements (as defined in subparagraph 5(t) below), and, to Seller's Knowledge, no reasonable basis for a claim of such a violation exists. To the Seller's Knowledge, there are no proposed legal requirements that might adversely affect in any material respect the operation or prospects of the Company's business.

          (s)  Environmental Matters.

               (i) Definitions. As used herein, the following terms shall have the following meanings: (A) "Environmental Laws" shall mean all federal, state, local or common laws, rules, regulations, ordinances and directives relating to the protection of human health and the environment and any permits, licenses, authorizations or approvals issued thereunder; (B) "Hazardous Materials" shall mean any substance subject to regulation under Environmental Laws as a hazardous substance, hazardous waste, hazardous material, toxic substance, pollutant or contaminant or similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity and includes pesticides and petroleum and petroleum-derived products and chlorinated solvents.

               (ii) To Seller's Knowledge and to Nguyen's Knowledge, the Company has not caused or permitted to exist, as a result of an intentional or unintentional action or omission, a disposal, discharge, emission, release or threatened release of a Hazardous Material on, from or under any property now or previously owned or operated by the Company, or by any entity from which the Company may have acquired liability contractually or by operation of law, other than in compliance with the Environmental Laws or a permit or approval issued thereunder.

               (iii) To Seller's Knowledge and to Nguyen's Knowledge, there are no underground storage tanks, asbestos containing material, polychlorinated biphenyls or Hazardous Materials at any property now or previously owned by the Company or leased or operated by the Company, other than Hazardous Materials maintained in small quantities and in their original containers for use in the ordinary course of business.

               (iv) To Seller's Knowledge and to Nguyen's Knowledge, there are no conditions existing at any real property now or previously owned or operated by the Company, or by any entity from which the Company may have acquired liability contractually or by operation of law, which require, or which with the giving of notice or the passage of time or both would require, remedial action, removal or closure by the Company pursuant to Environmental Laws.

          (t) Restrictions. The authorization, execution, delivery and performance of Seller's Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any of the provisions of the Company's Articles of Incorporation or By-Laws, (ii) except as set forth on Schedule 5(t), violate, conflict with, result in a breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, or accelerate the performance required by, any terms or provisions of any agreement, instrument or writing of any nature to which the Company or Seller is a party or is bound, or any of their Assets or business is subject, (iii) subject to compliance with the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), violate, or result in a breach of, conflict with, or require any notice, filing or consent under, any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any other governmental requirement, permit, registration, license or authorization applicable to the Company, Seller or any of their Assets or business, in each case whether foreign or domestic (collectively, "legal requirements"), or (iv) result in the creation of any lien, claim, encumbrance or restriction on any of the Company's Assets or properties.
Except as set forth on Schedule 5(t), the Company is not party to any non-compete or similar agreement which in any way restricts the operation of the Company's business.

          (u)  Transactions with Affiliates.

               (i) Since December 31, 1996, the Company has made no dividends in respect of its capital stock or other distributions or payments of any kind whatsoever whether in cash or other property to Seller or any of its subsidiaries or affiliates, except (w) payments to Seller for payroll and payroll taxes, insurance and similar matters where the payment to Seller is equal to the amount paid by Seller to the Company or to the Company employees or to an unaffiliated third party on behalf of the Company, (x) payments made for commercial repair transactions at arms length pricing in the ordinary course of the Company's business and consistent with past practice and which do not adversely affect the Company, (y) the payment to Seller of $2,192,261 (inclusive of payment made through the Closing Date) relating to the Cerplex S.A.S. inventory and (z) the $180,000 payment to Seller made in January 29, 1997 relating to the transfer of profits for preceding quarters ("Permitted Intercompany Transactions"). No payment made to Seller with respect to the Cerplex S.A.S. inventory pursuant to clause (y) above shall (1) result in the creation of any lien, claim, encumbrance or restriction on any of the Company's Assets or properties, (2) result in the creation of any obligation on the part of the Company to Cerplex S.A.S. or any other affiliate or subsidiary of Seller or any third party or (3) violate any legal requirement (as defined in subparagraph 5(t) above).

               (ii) Except as set forth in Schedule 5(u) hereto and except for ordinary dealings with its employees and employment arrangements, since June 29, 1995, Seller and, to Seller's Knowledge, the Company have had no direct or indirect dealings with Tu Nguyen or with any other key employee of the Company or with any of their affiliates, associates or relatives. Except as set forth in Schedule 5(u) and except for employment arrangements with its employees, the Company has no obligation to or claim against Tu Nguyen or any other key employee of the Company, or any of their affiliates, associates or relatives, and no such person or entity has any obligation to or claim against the Company. To Seller's Knowledge, Schedule 5(u) reasonably describes the nature and extent of any products, services or benefits provided to the Company by any such person or entity without a corresponding charge equal to the fair market value of such products, services or benefits. To Seller's Knowledge, neither Tu Nguyen, any other key employee of the Company, nor any of their affiliates, associates or relatives has any direct or indirect interest of any kind in any business or entity which is competitive with the Company.

          (v) Books and Records. The books and records of the Company from which the Company's financial statements are prepared are complete and correct in all material respects. The minute books of the Company, as previously made available to Purchaser, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors of the Company.

          (w) Illegal Payments. To Seller's Knowledge and to Nguyen's Knowledge, the Company and its officers, directors, employees and agents have not made any illegal payments to, or provided any illegal benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to the Company.

          (x) Officers and Directors; Bank Accounts, etc. Schedule 5(x) hereto lists all officers, directors and fiduciaries of the Company; all bank accounts and safe deposit boxes maintained by the Company and all authorized signatories therefor, specifying their respective authority; and all credit cards under which employees of the Company may incur liability, and the persons holding such cards. No person or entity holds any general or special power of attorney from the Company.

          (y) Expenses Related to this Agreement. The Company has not paid for any expenses incident to the negotiation or preparation of Seller's Documents or for any broker's, finder's or similar fee.

          (z) Accuracy of Documents and Information. To Seller's Knowledge, no representations or warranties made by Seller in this Agreement, nor any schedule, certificate or exhibit attached to this Agreement or furnished by Seller as required by Section 10 hereof, contains or will contain as of the Closing any untrue statement of a material fact, or omits or will omit as of the Closing to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

          6. Representations and Warranties of Purchaser. Purchaser and Lincolnshire represent, warrant and agree that:

          (a) Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has not conducted any business prior to the date hereof, and has no material assets or liabilities. Lincolnshire is a limited partnership organized under the State of Delaware.

          (b) Execution and Effect of Agreement. Each of Purchaser and Lincolnshire, as appropriate, has the full right, power and authority to enter into and perform this Agreement, the Tax Allocation Agreement, the Escrow Agreement and all other agreements, certificates and documents executed or delivered or to be executed or delivered by Purchaser in connection herewith (collectively, with this Agreement, "Purchaser's Documents"). Each of Purchaser and Lincolnshire, as appropriate, has taken all actions necessary to authorize it to execute, deliver and perform Purchaser's Documents. This Agreement has been duly executed and delivered by Purchaser and Lincolnshire and Purchaser's Documents are (or when executed and delivered by Purchaser and Lincolnshire, will be) legal, valid and binding obligations of Purchaser and Lincolnshire, enforceable in accordance with their respective terms.

          (c) Restrictions. The authorization, execution, delivery and performance of Purchaser's Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any of the provisions of Lincolnshire's partnership agreement or Purchaser's Certificate of Incorporation or By-Laws, (ii) violate, conflict with, result in a breach of or constitute a default under, require any notice or consent under, give rise to a right of termination of, or accelerate the performance required by, any terms or provisions of any agreement, instrument or writing of any nature to which Purchaser or Lincolnshire is a party or is bound or any of its Assets or business is subject, or (iii) subject to compliance with the HSR Act, violate, conflict with or result in a breach of, or require any notice, filing or consent under, any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any other governmental requirement, permit, registration, license or authorization applicable to Purchaser or Lincolnshire.

          7. Covenants of Seller. Seller covenants and agrees that between the date hereof and the Closing:

          (a) Access by Purchaser. Purchaser and its officers, directors, employees, accountants, representatives and advisers, and those of its affiliates, shall have free and full access during normal business hours (upon prior notice to the Company) to the Company's assets, premises, books and records, key employees and accountants, including the audit work papers of KPMG, and its customers and suppliers, and the Company shall furnish Purchaser with such information and copies of such documents as Purchaser may reasonably request. In addition to the requirements of Section 3 hereof, Seller or the Company shall promptly furnish to Purchaser all financial statements of the Company that are prepared in the ordinary course of business, including without limitation monthly reports of sales, revenue and cash flow and quarterly and monthly balance sheets.

          (b) Conduct of Business. Except as expressly permitted or required below, the business of the Company shall be conducted only in the ordinary course, consistent with the present conduct of its business, and Seller and the Company shall use all reasonable efforts to maintain, preserve and protect the Assets and goodwill of the Company. The Company shall not, without the prior written consent of Purchaser, take or commit to take any of following actions:
(i) amend its By-Laws or Certificate of Incorporation, (ii) issue any additional shares of capital stock or issue, sell or grant any option or right to acquire or otherwise dispose of any of its authorized but unissued capital stock or other corporate securities, (iii) declare or pay any dividends or make any other distribution in cash or property on its capital stock other than Permitted Intercompany Transactions, (iv) repurchase or redeem any shares of its capital stock, (v) incur, or perform, pay or otherwise discharge, any obligation or liability (absolute or contingent), except for current obligations and liabilities incurred in the ordinary course of business consistent with past practice, (vi) enter into any employment agreement with, or become liable for any bonus, profit-sharing or incentive payment to, or increase the compensation or benefits of, any of its officers, directors or employees, except pursuant to presently existing plans, arrangements or agreements disclosed herein or in a schedule hereto, other than normal year-end bonuses and year-end salary increases, (vii) sell, transfer or acquire any properties or Assets, tangible or intangible, other than in the ordinary course of business, (viii) make any material changes in its customary method of operations, including marketing, selling and pricing policies and maintenance of business premises, fixtures, furniture and equipment, (ix) modify, amend or cancel any of its existing leases or enter into any contracts, agreements, leases or understandings other than in the ordinary course of business or enter into any loan agreements, (x) make any investments other than in certificates of deposit or short- term commercial paper, (xi) make any payments or incur any liability in connection with expenses incident to the negotiation or preparation of Seller's Documents, (xii) accelerate or discount the collection of accounts receivable, nor delay the payment of accounts payable or (xiii) make any dividend, cash distribution or payment to Seller or any of its subsidiaries or affiliates other than Permitted Intercompany Transactions. Notwithstanding the foregoing, the Company shall make the payment to Seller of the unpaid balance on the original amount of $2,192,261 relating to the Cerplex S.A.S. Inventory prior to Closing.

          (c) Supplements. If any representation, warranty or statement of Seller, or any schedule delivered to Purchaser, shall be or become incorrect, Seller, as the case may be, shall deliver to Purchaser a supplement in order that, if possible, said representation, warranty, statement, or schedule, as so supplemented, shall be true and correct. It is understood and agreed that the delivery of such a supplement to Purchaser shall not in any manner constitute a waiver by Purchaser of any of its rights under this Agreement, provided that if
(i) a representation, warranty or statement of Seller prior to the Closing, or any schedule delivered to Purchaser, shall become incorrect after the date hereof, (ii) Seller as soon as possible delivers to Purchaser at least five (5) business days prior to the Closing (in accordance with Section 18 hereof) a supplement in order that said representation, warranty, statement, or schedule, as so supplemented, shall be true and correct, and (iii) Seller provides Purchaser with such other information as Purchaser may reasonably request in connection with such supplement, then Purchaser shall, at its sole option, elect (x) to consummate the Closing and thereby cure and correct for all purposes any breach of representation, warranty or statement which would have existed by reason of Seller not having made such supplement or (y) if Purchaser determines in its sole discretion that such representation, warranty or statement was material, to terminate this Agreement, without further liability on the part of the parties hereto.

          (d) Employment. If Purchaser fails to continue to employ all employees listed on Schedule 7(d) at each employee's current pay for at least thirty (30) days and institute a severance policy which complies with the requirements of ERISA, Purchaser will cause the Company to be responsible for any and all liabilities associated with such failure and the limitations under
Section 16 shall not apply to any breach of this Section. The Company will retain all liability for payment of the accrued but unused vacation, floating holidays and occasional absence accruals on Schedule 7(d).

          8. Covenants of Purchaser. Purchaser covenants and agrees that between the date hereof and the Closing:

          (a) Representations and Warranties. Purchaser will not take any action which would cause any of the representations and warranties made by it in Purchaser's Documents not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

          (b) Best Efforts to Close. Purchaser and Lincolnshire acknowledge that time is of the essence for Seller with respect to the Closing of this Agreement, and agree to use their best efforts to cause the Closing to occur as soon as practicable after the date hereof. Such efforts shall include good faith efforts to expedite to the extent reasonably possible the receipt of financing from their equity and debt sources without requiring its equity sources to fund more quickly than required by its existing agreements.

          9. Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions, any of which may be waived by Purchaser in writing, and Seller shall use its best efforts to cause such conditions to be fulfilled:

          (a) Representations and Warranties. Each of the representations and warranties of Seller in Seller's Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representations and warranties shall be true and correct in all material respects on and as of such date.

          (b) Performance of Seller. Seller shall have, or shall have caused the Company to have, performed and complied in all material respects with all agreements, covenants and conditions required by Seller's Documents to be performed or complied with by Seller or the Company at or before the Closing.

          (c) Delivery of Shares. All of the Shares shall have been delivered to Purchaser for purchase by it on the Closing Date in accordance with Section 11(a)(i) hereof.

          (d) Employment Agreement. Tu Nguyen shall have entered into an employment agreement, management stockholders agreement, subscription agreement and noncompete agreement (collectively, the "Employment Agreement").

          (e) Opinion of Counsel to Seller. Seller shall have delivered to Purchaser an opinion of Brobeck Phleger & Harrison LLP, counsel to Seller, dated the Closing Date, in the form attached hereto as Exhibit D (the "BPH Opinion").

          (f) Certificate. Purchaser shall have received a certificate executed by Seller dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 9(a), (b), (c), (g), (j), (k), (l) and (m) ("Seller's Certificate").

          (g) Litigation. No action or proceeding shall be pending or threatened before any court, tribunal or governmental body, and no claim or demand shall have been made against Purchaser, Seller or the Company, seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by Seller's Documents or Purchaser's Documents, or which might materially affect the business of the Company.

          (h) Escrow Agreement. Seller shall have entered into the Escrow Agreement with Purchaser and the Escrow Agent in the form of Exhibit B hereto.

          (i) Financing. Purchaser shall have obtained bank financing (the "Financing") for the purchase of the Shares contemplated by this Agreement on terms and conditions reasonably satisfactory to it.

          (j) Release of Liens. Purchaser shall have received evidence (the "Release Evidence") reasonably satisfactory to Purchaser, of the termination of all loan agreements and security agreements relating to the Assets of the Company or the Shares, of the termination and release of all liens and security interests in the Assets of the Company and in the Shares and of the termination of any UCC financing statements except with respect to equipment leased to the Company, the existence of which are not material.

          (k) No Material Adverse Change. Purchaser shall have received at least five (5) business days prior to the Closing Date, the Audited Financials and Audited Balance Sheet. There shall have been no material adverse change in the financial condition, results of operations, business or prospects of the Company described in the Audited Financials and Audited Balance Sheet from the financial condition, results of operations, business or prospects of the Company described in the Draft Audited Financials and Draft Audited Balance Sheet, except for the elimination of (i) "Due from parent" of $1,152,292 and
(ii) "Due from affiliates" of $1,363 from the Assets shown on the Draft Audited Balance Sheet and the corresponding reduction in total stockholders' equity.

          (l) Intercompany Indebtedness. Since December 31, 1996, there shall have been no intercompany transactions between the Company and Seller or its affiliates other than Permitted Intercompany Transactions.

          (m) No Payments to Affiliates. Since December 31, 1996 and up to and including the Closing Date, the Company shall have made no dividends, distributions or payments whatsoever, whether in cash or other property, to Seller or any of its subsidiaries or affiliates, other than Permitted Intercompany Transactions.

          (n) Tax Allocation Agreement. Seller shall have entered into the Tax Allocation Agreement with Purchaser in the form of Exhibit C hereto.

          (o) HSR Act. The expiration or early termination of the applicable waiting period under the HSR Act shall have occurred (the "HSR Condition").

          10. Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions, any of which may be waived by Seller in writing, and Purchaser shall use its best efforts to cause such conditions to be fulfilled:

          (a) Representations and Warranties. The representations and warranties of Purchaser and Lincolnshire in Purchaser's Documents shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except to the extent that any of such representations and warranties refers specifically to a date other than the Closing Date, in which case such representations and warranties shall be true and correct in all material respects on and as of such date.

          (b) Performance by Purchaser. Purchaser shall have performed and complied in all material respects with the agreements, covenants and conditions required by Purchaser's Documents to be performed or complied with by it at or before the Closing.

          (c) Purchase Price. The Purchase Price shall have been paid as provided in Section 4(a) above. If applicable, the Nguyen release shall be unconditional and in form and substance reasonably satisfactory to Seller.

          (d) Opinion of Counsel to Purchaser. Purchaser shall have delivered to Seller an opinion of Proskauer Rose Goetz & Mendelsohn LLP, counsel to Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel (the "PRG&M Opinion").

          (e) Certificate. Seller shall have received a certificate executed by Purchaser, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in Sections 10(a), (b), (c) and (f).

          (f) Litigation. No action or proceeding shall be pending or threatened before any court, tribunal or governmental body, and no claim or demand shall have been made against Purchaser, Seller or the Company, seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of the transactions contemplated by Purchaser's Documents or Seller's Documents.

          (g) Escrow Agreement. Purchaser shall have entered into the Escrow Agreement with Seller and the Escrow Agent in the form of Exhibit B attached hereto.

          (h) Tax Allocation Agreement. Purchaser shall have entered into the Tax Allocation Agreement with Seller in the form of Exhibit C hereto.

          (i) Lender Consents. Seller shall have obtained all consents and/or waivers required under the loan agreements with Seller's senior and/or subordinated lenders in connection with the execution, delivery and performance of Seller's Documents and the transactions contemplated thereby.

          (j) HSR Act. The expiration or early termination of the applicable waiting period under the HSR Act shall have occurred (the "HSR Condition").

          (k) Payment of Permitted Intercompany Transactions. All Permitted Intercompany Transactions, which include the remaining balance of the $2,192,261 relating to the Cerplex S.A.S. Inventory, shall be paid on or prior to Closing.

          11.  Closing Deliveries.

          (a) Deliveries of Seller. At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser, the following:

               (i) Certificates representing the Shares, without legends, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, as Purchaser may designate, together with any required stock transfer tax stamps affixed and cancelled and all taxes on such transfer, if any, paid in full, all at the expense of Seller. Such Shares shall be delivered to Purchaser, free and clear of all claims.

               (ii)   The Tax Allocation Agreement.

               (iii)  The BPH Opinion.

               (iv)   Seller's Certificate.

               (v)    Escrow Agreement.

               (vi)   The Release Evidence.

               (vii) Duly executed resignations of such officers, directors and fiduciaries of the Company as Purchaser shall designate at least two days prior to the Closing.

          (b) Deliveries of Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

               (i) The Purchase Price, less the Escrowed Amount, by certified or official bank check or by wire transfer, as Seller may select.

               (ii)   The PRG&M Opinion.

               (iii)  Purchaser's Certificate.

               (iv)   Escrow Agreement.

               (v)    The Tax Allocation Agreement.

          (c) Deliveries to the Escrow Agent. At the Closing, Purchaser shall deliver or cause to be delivered to the Escrow Agent, the Escrowed Amount.

          12. Restrictive Covenant. For two years (five years in the case of Tu Nguyen) after the Closing Date, each of Seller and Purchaser shall not, and shall not permit its affiliates, to directly or indirectly solicit the services of (whether as an employee, officer, consultant, independent contractor or otherwise), any person who is then (or was at any time within one year (two years in the case of Tu Nguyen) prior to the time of such solicitation) an employee, officer, sales representative or agent of the Company or of Seller, respectively. Because the breach or attempted or threatened breach of this restrictive covenant will result in immediate and irreparable injury to Purchaser or Seller, as the case may be, for which Purchaser or Seller, as the case may be, will not have an adequate remedy at law, Purchaser or Seller, as the case may be, shall be entitled, in addition to all other remedies, to a decree of specific performance of this covenant and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security. The provisions of this Section 12 are in addition to and independent of any agreements or covenants contained in any other agreement between the Company and Seller.

          13. Brokers. Each party represents to the other that it has had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement. Should any other claim be made for a broker's, finder's or similar fee, on account of any actions or dealings by a party or its agents, such party shall indemnify and hold the other party harmless from and against any and all liability and expenses, including reasonable attorneys' fees incurred by reason of any claim made by such broker.

          14. Indemnification by Seller. Subject in all respects to Section 16, Seller shall indemnify, defend and hold harmless Purchaser and its affiliates (including the Company), promptly upon demand at any time and from time to time, against any and all losses, liabilities, claims, actions, damages and expenses, including without limitation reasonable attorneys' fees and disbursements (collectively, "Losses"), arising out of or in connection with any of the following: (a) any misrepresentation or breach of any warranty made by Seller in any of Seller's Documents, (b) any breach or nonfulfillment of any covenant or agreement made by Seller in any of Seller's Documents and (c) the sale of Peripheral Computer Support GmbH, a German corporation and a former subsidiary of the Company.

     15. Indemnification by Purchaser. Subject in all respects to Section 16, Purchaser and Lincolnshire shall indemnify, defend and hold harmless Seller, promptly upon demand at any time and from time to time, against any and all Losses arising out of or in connection with any of the following: (a) any misrepresentation or breach of any warranty made by Purchaser in any of Purchaser's Documents and (b) any breach or nonfulfillment of any covenant or agreement made by Purchaser in Purchaser's Documents.

     16.  Further Provisions Regarding Indemnification.

          (a) Survival. Subject to Section 16(b), all representations, warranties, indemnities, covenants and agreements made by Seller and Purchaser in Seller's or Purchaser's Documents shall survive the Closing, notwithstanding any examination or investigation made by or for any party; provided, however,
(i) that the representations and warranties made by Seller (other than Sections 5(a), 5(c) and 5(s)) and Purchaser in this Agreement shall expire on the first anniversary of the Closing Date, (ii) the representations and warranties made by Seller in Section 5(a) and Section 5(c) hereof shall not expire, (iii) the representations and warranties made by Seller in Section 5(s) shall expire on the date that all applicable statute of limitations with respect to Environmental Laws have expired and (iv) the survival of representations and warranties, covenants and obligations contained in the Tax Allocation Agreement shall be as set forth in Section 5.2 of the Tax Allocation Agreement; and provided further, however, that any claims for indemnification that have been made before such dates shall survive until the final resolution thereof.

          (b)  Limitations.

               (i) Neither Seller nor Purchaser (each sometimes being hereinafter referred to in this Section 16 as a "party") shall be entitled to indemnification for Losses arising out of matters referred to in Section 14(a) or Section 15(a), as applicable, unless it shall have given written notice to the other party, setting forth its claim for indemnification in reasonable detail, prior to the expiration of the applicable representation, warranty, obligation, covenant or agreement as set forth in Section 16(a) above or the Tax Allocation Agreement.

               (ii) Notwithstanding anything contained in this Agreement to the contrary, Seller (1) shall have no obligation hereunder to provide indemnification for the first $100,000 of Losses (without counting Losses from Immaterial Claims, as defined below), (2) shall have no further indemnification obligation hereunder once Seller has paid to Purchaser a total of $4,000,000 in Losses for all claims other than Ownership Claims, Capitalization Claims, Tax Claims and Environmental Claims (each as defined below), (3) Seller shall have no further indemnification obligation hereunder for all claims for Losses (inclusive of claims regarding a breach of Section 5(a) hereof (an "Ownership Claim"), Section 5(c) hereof (a "Capitalization Claim"), Section 5(s) hereof
(an "Environmental Claim"), and the Tax

Allocation Agreement (a "Tax Claim")) once Seller has paid to Purchaser an amount equal to $15,000,000 and (4) in no event shall Seller or Purchaser have any liability for any singular incident or fact involving a breach, inaccuracy or omission of Seller or Purchaser, as applicable, if the Losses from such singular incident or fact are equal to or less than $2,500 (an "Immaterial Claim"); and provided further, however, that the foregoing limitation on Seller's indemnification obligation set forth in clause 1 above shall not apply to Losses arising out of or in connection with any misrepresentation or breach of any warranty made by Seller in Sections 5(a), 5(c), 5(r) (to the extent Seller or Tu Nguyen actually knows of a threatened claim), 5(s) and 5(w) and
Section 13 hereof and in the Tax Allocation Agreement.

          (c) Defense. An indemnified party shall promptly give written notice to the indemnifying party after the indemnified party has knowledge that any legal proceeding has been instituted or any claim has been asserted in respect of which indemnification may be sought under the provisions of Section 14 or 15. If the indemnifying party, within 10 days after the indemnified party has given such notice (or within such shorter period of time as an answer or other responsive motion may be required), shall have acknowledged in writing his or its obligation to indemnify, then the indemnifying party shall have the right to control the defense of such claim or proceeding, and the indemnified party shall not settle or compromise such claim or proceeding without the written consent of the indemnifying party, which consent shall not unreasonably be withheld or delayed. The indemnified party may in any event participate in any such defense with his or its own counsel and at his or its own expense. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an indemnified party to give such notice (or by delay by an indemnified party in giving such notice) unless, and then only to the extent that, the rights and remedies of the indemnifying party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.

          (d)  Payments.  Each amount payable to Purchaser by Seller under
Section 14 (an "Indemnification Amount") shall be paid by Purchaser and Seller directing the Escrow Agent, pursuant to the terms of Escrow Agreement, to deliver to Purchaser an amount equal to the Indemnification Amount. Subject to the limitations on Purchaser's right to indemnification set forth in Section 16(b), any Indemnification Amount remaining unsatisfied after delivery of amounts held by the Escrow Agent shall be paid promptly in cash, certified check or wire transfer to Purchaser by Seller (it being understood that Purchaser's source of payment of Indemnification Amounts under Section 14 are not limited to the Escrowed Amount). Each amount payable to Purchaser by Seller under Section 14 shall be paid promptly in cash, certified check or wire transfer to Purchaser by Seller.

          (e) Calculation of Damages. An indemnified party shall be entitled to recover the full amount of any Loss incurred due to the matter for which indemnification is sought, but any recovery shall be net of any benefit received by the indemnified party due to such Loss, including, without limitation, any tax benefit, insurance proceeds or warranty reimbursements.

          (f) Certain Events. Neither Lincolnshire nor Purchaser shall have any liability under this Agreement if Purchaser fails to close because LaSalle National Bank (the

"Lender") fails to close with respect to the financing due to a bona fide, material environmental liability of the Company identified prior to the Closing Date or the failure of Seller to remove any liens on, or security interests in, the Assets of the Company or the Shares by the Closing Date.

          17. Further Assurances. The parties shall cooperate and take such actions, and execute such other documents, at the Closing or subsequently, as either may reasonably request in order to carry out the provisions or purpose of this Agreement.

          18. Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be considered given when personally delivered, telecopied (provided that telecopy is supplemented by overnight original copy delivery), mailed by overnight courier or three business days after being mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

     If to Seller:

          The Cerplex Group, Inc.
          1382 Bell Avenue
          Tustin, California 92780
          Attn:  President

     With a copy to:

          Brobeck, Phleger & Harrison LLP
          4675 MacArthur Court, Suite 1000
          Newport Beach, California 92660
          Attn: Frederic A. Randall, Jr., Esq.
          Fax:  (714) 752-7535

     If to Purchaser:

          PCS Acquisition Co., Inc.
          c/o Lincolnshire Management, Inc.
          780 Third Avenue, 45th Floor
          New York, New York 10017
          Attn: C. Kenneth Clay
          Fax:  (212) 755-5457

     With a copy to:

          Proskauer Rose Goetz & Mendelsohn LLP
          1585 Broadway
          New York, New York 10036
          Attn: Arnold J. Levine, Esq.
          Fax:  (212) 969-2900

          19. Entire Agreement. This Agreement (which includes the schedules and exhibits hereto) sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

          20. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns; provided, however, that neither this Agreement nor any right or obligation hereunder may be assigned or transferred, except that Purchaser may assign this Agreement and its rights hereunder to any affiliate or any direct or indirect wholly-owned subsidiary of Purchaser and either Purchaser or Seller may assign this Agreement to financial institutions.

          21. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          22. Other Discussions. Unless this Agreement shall have been terminated, neither Seller nor the Company shall enter into any negotiations regarding the acquisition of any assets or capital stock of the Company.

          23. Fees and Expenses. Each of the parties hereto shall pay their own respective expenses in connection with the transactions contemplated herein, including without limitation the preparation and negotiation of this Agreement and its schedules and exhibits and the costs, fees and expenses of their respective advisors and lenders. No costs, fees or expenses incurred by Purchaser or Seller shall be borne by the Company.

          24. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

          25. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal law of the State of California (without reference to its rules as to conflicts of law).

          26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          27. Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than Seller and Purchaser any rights or remedies under or by reason of this Agreement.

          28.  Other Agreements.

               (a) Confidentiality. Whether or not the Closing occurs, each of the parties will treat in confidence all documents, materials and other information disclosed by any other party, whether during the course of the negotiations leading to the execution of this Agreement or thereafter, in its investigation of the other parties and in the preparation of agreements, schedules and other documents relating to the consummation of such transactions contemplated hereby. If this Agreement is terminated, Purchaser and Seller will each use its reasonable efforts to return to the other all originals and copies of non-public documents and materials which have been furnished in connection with this Agreement.

               (b) Publicity. Prior to the Closing, Purchaser, on the one hand, and Seller, on the other hand, shall consult with and obtain the consent of the other before issuing any press release or making any similar disclosure concerning this Agreement or the transactions referred to in this Agreement, unless, in the reasonable judgment of the party issuing the release or making the disclosure, the release or disclosure is required as a matter of law (in which case it or they shall consult as set forth above prior to issuing the release or making the disclosure). Purchaser acknowledges that Seller will make a press release promptly following the execution of this Agreement.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


                              PCS ACQUISITION CO., INC.


                              By:  /s/ C. KENNETH CLAY
                                   ---------------------------------------
                                       C. Kenneth Clay
                                       Title:

                              THE CERPLEX GROUP, INC.


                              By:  /s/ RICHARD C. DAVIS
                                   ---------------------------------------
                                       Richard C. Davis
                                       President of International Business


                              LINCOLNSHIRE EQUITY PARTNERS, L.P.


                              By:  Lincolnshire Equity Partners, L.P. its
                                   general partner


                              By:  /s/ C. KENNETH CLAY
                                   -----------------------------------
                                       C. Kenneth Clay
                                       Title:

                              DISCLOSURE SCHEDULES

                                     to the

                            Stock Purchase Agreement

                              dated March 28, 1997

                          relating to the purchase of

                        all of the Outstanding Stock of

                       Peripheral Computer Support, Inc.